REGAL BELOIT CORPORATION -- 2013 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD
[Name]
[Address]

Dear _____________________:

You have been granted an award of Performance Share Units (an “Award”) under the Regal Beloit Corporation 2013 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 20__
Number of Performance Share Units (“PSUs”):	Target: _________ Maximum: 2x Target

Performance Vesting:
The performance metric that will determine the number of PSUs you earn will be the Company's cumulative ___ year total shareholder return over fiscal years _____ (“TSR”) relative to the Company's designated peer group as set forth in (the “Peer Group”). For purposes of calculating TSR, the trading price of the Shares will be measured using the average trading price over the 90 days prior to the first day of the performance period and the average trading price over the 90 days ending on the last day of the performance period.

The number of PSUs earned will be as follows:

TSR at 25th Percentile of the Peer Group = Zero PSUs
TSR at 50th Percentile of the Peer Group = Target PSUs
TSR at 75th Percentile of the Peer Group = Maximum PSUs

The number of PSUs earned will be interpolated between (i) zero and Target PSUs for performance between the 25th Percentile of the Peer Group and the 50th Percentile of the Peer Group, or (ii) Target PSUs and Maximum PSUs for performance between the 50th Percentile of the Peer Group and the 75th Percentile of the Peer Group. Any PSUs that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable level of relative TSR. Any PSUs that are not earned on such date shall be forfeited.

An example of the calculation of the number of PSUs earned is included as _________.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the PSUs have been earned, then all unearned PSUs will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or Disability, in accordance with the terms of the Plan.

Issuance of Shares:
As soon as reasonably practicable after any PSUs have been earned, the Company will issue to you or a designated brokerage firm a number of Shares equal to the number of PSUs that have been earned. In all events such settlement of any earned PSUs shall occur no later than March 15 of the year following the year in which the PSUs are earned unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Change of Control:	Upon a Change of Control, this Award will be treated as provided in the Plan.

Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:
You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the PSUs unless and until Shares are issued therefor. Accordingly, prior to Shares being issued to you as a result of PSUs being earned, you may not exercise any voting rights and you will not be entitled to receive any dividends, dividend equivalent payments and other distributions paid with respect to any such Shares underlying the PSUs.

Transferability of Award:
Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:
To the extent that the earning or payment of the PSUs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the PSUs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the earning of PSUs, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the earning of the PSUs having an aggregate Fair Market Value sufficient to satisfy the Company's withholding obligation; provided that, to the extent required for the Company to avoid an accounting charge, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:
By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
●As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
●As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (1) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (2) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
●This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
●The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
●This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
 ●This Award may be executed in counterparts.

Prospectus Delivery/Access:
●By signing this Award you acknowledge that a prospectus for the Plan, along a copy of the Plan and the Company's most recent Annual Report to Shareholders has been made available to you via the Company's Intranet Website at the following address under the heading “Equity Plan Materials”:
http://rbweb.corp.regalbeloit.com/func/legal/priv/index.aspx
●A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS PERFORMANCE SHARE UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL BELOIT CORPORATION

By: ____________________________        ___________________________________
Name:                             Participant
Title: